Exhibit 99.1

FOR IMMEDIATE RELEASE
CPI AEROSTRUCTURES ANNOUNCES FOURTH QUARTER AND YEAR-END RESULTS

Edgewood, NY – March 30, 2006 – CPI Aerostructures, Inc. (‘‘CPI Aero’’) (AMEX: CVU) today announced results for the fourth quarter and year ended December 31, 2005.

Full Year 2005 vs. 2004

•	Revenue decreased 16% to $25,526,404 from $30,269,030;

•	Gross margin was 24% as compared to 34%;

•	Income from operations decreased 61% to $2,670,284 from $6,870,846; and,

•	Net income was $1,519,433 or $0.25 per diluted share, compared to net income of $5,076,031 or $0.83 per diluted share.

Fourth Quarter 2005 vs. 2004

•	Revenue decreased 28% to $6,515,624 from $8,971,974;

•	Gross margin was 12% compared to 36% in last year’s Q4;

•	Loss from operations was $13,985 compared to income from operations of $2,269,526; and,

•	Net loss was $116,914 or $0.02 per diluted share, compared to net income of $2,135,550 or $0.35 per diluted share.

Edward J. Fred, CPI Aero’s President & CEO stated, ‘‘Revenue for 2005 was within our previously reported guidance range of $25-$26 million. The gross profit percentage for the year declined for a number of reasons, including rework costs related to a first article rejection, increased factory overhead related to our move in early 2005 to new, larger facilities and related utility and maintenance costs, and higher indirect labor costs. The increased level of factory overhead and indirect labor have been maintained in anticipation of releases on contracts, including the C-5 TOP contract, that we already have been awarded and the receipt of any additional awards on some of our major outstanding bids. If these events are not forthcoming, we plan on reassessing this position.’’

Mr. Fred continued, ‘‘Notwithstanding defense budget increases and the Department of Defense’s commitment to maintaining support for aging aircraft, as affirmed in the DoD’s recently completed 2006 Quadrennial Defense Review, there has been a significant slowdown in government contract awards as well as releases under previously awarded contracts. Faced with the uncertainties of appropriations and timing of contract awards and releases under previously awarded contracts, a key element of our strategy has been to expand our activities to include operating as a subcontractor to leading aerospace prime contractors. While the slowdown in government contract awards also has affected these prime contractors, because they are able to bid on and receive contract awards for different programs than we are, we believe that pursuing such opportunities will enable us to access programs that we would not otherwise be able to given our smaller size and resources. By increasing our customer base, we are positioned to take advantage of additional market opportunities and reduce the impact of the slowdown in government contract awards and releases.’’

(more)

CPI Aero News Release	Page 2
March 30, 2006

Mr. Fred continued, ‘‘These subcontracting opportunities have begun to materialize, and we have been awarded some initial subcontracts. We currently have proposals submitted to multiple prime contractors, and while we cannot predict the timing of awards, some of our outstanding proposals are so significant in size that any single award could increase our revenue and net income substantially.’’

He went on to say, ‘‘While CPI Aero’s 2005 results may be disappointing, given the general slowdown in the award process, CPI Aero still had a 13% success rate on the bids awarded, which continues to be well above the industry average of 5%. Contract awards decreased from approximately $35 million in 2004 to $16.6 million in 2005, indicative of the slowdown in the award process. We are well positioned to resume a higher level of production and performance on the larger releases should they be awarded.’’

Mr. Fred concluded, ‘‘Based on this outlook, and the in-house work currently slated for delivery in 2006, we project that revenue for 2006 will be approximately $25 million, with net income in the range of approximately $2 million. These projections assume no receipt of any major awards, but simply the ‘‘normal’’ type of awards that we have historically bid on. The receipt of any major award or multiple successes, a return to the historic ordering pattern of the U.S. Government or significant releases on our previously awarded contracts will alter these projections significantly. For the first quarter, we are projecting revenue to be approximately $5 million.’’

Conference Call

CPI Aero’s President and CEO, Edward Fred, and CFO, Vincent Palazzolo, will host a conference call today, March 30, 2006 at 11:00 am ET to discuss fourth quarter results as well as recent corporate developments. After opening remarks, there will be a question and answer period. Interested parties may participate in the call by dialing 706-679-3079. Please call in 10 minutes before the scheduled time and ask for the CPI Aero call. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.cpiaero.com and click on the ‘‘Investor Relations’’ section, then click on ‘‘Events’’. Please access the website 15 minutes prior to the call to download and install any necessary audio software. The conference call will be archived and can be accessed for approximately 90 days. We suggest listeners use Microsoft Explorer as their browser.

Founded in 1980, CPI Aero is engaged in the contract production of structural aircraft parts principally for the U.S. Air Force and other branches of the armed forces. In conjunction with its assembly operations, CPI Aero provides engineering, technical and program management services. Among the key programs that CPI Aero supplies are the C-5A Galaxy cargo jet, the T-38 Talon jet trainer, the A-10 Thunderbolt attack jet, the E-3 Sentry AWACS jet and the MH-60S mine countermeasure helicopter. CPI Aero was recently named to the Fortune Small Business list of the 100 fastest growing small companies in America and on Forbes list of the 200 Best Small Companies.

(more)

CPI Aero News Release March 30, 2006	Page 3

The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in CPI Aero’s SEC reports, including CPI Aero’s Form 10-KSB for the year ended December 31, 2004 and Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005.

Contact:	Vince Palazzolo Investor Relations Counsel Chief Financial Officer The Equity Group Inc. CPI Aero Linda Latman (212) 836-9609 (631)586-5200 www.theequitygroup.com www.cpiaero.com

(See Accompanying Tables)

CPI Aero News Release	Page 4
March 30, 2006

CPI AEROSTRUCTURES, INC.
CONDENSED STATEMENTS OF INCOME

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2005	2004	2005	2004
	(Unaudited)		(Audited)
Revenue	$6,515,624	$8,971,974	$25,526,404	$30,269,030
Income (loss) from operations	(13,985)	2,269,526	2,670,284	6,870,846
Income (loss) before provision for income taxes	(19,914)	2,268,550	2,657,433	6,870,031
Provision for income taxes	(97,000)	(133,000)	(1,138,000)	(1,794,000)
Net income (loss)	$(116,914)	$2,135,550	$1,519,433	$5,076,031
Earnings (loss) per common share – basic	$(0.02)	$0.40	$0.28	$0.94
Earnings (loss) per common share – diluted	$(0.02)	$0.35	$0.25	$0.83
Shares used in computing earnings (loss) per common share:
Basic	5,430,082	5,409,456	5,422,101	5,386,595
Diluted	5,430,082	6,136,935	6,114,808	6,096,302

Balance Sheet Highlights	Audited 12/31/05	Audited 12/31/04
Cash	$877,182	$1,756,350
Cost and estimated earnings in excess of billings on uncompleted contracts	28,389,202	26,030,507
Total current assets	31,458,345	29,609,862
Total assets	32,663,784	30,759,124
Total current liabilities	4,926,429	5,213,460
Working capital	26,531,916	24,396,402
Short-term debt	87,617	83,144
Long-term debt	42,188	129,276
Shareholders’ Equity	27,162,272	25,416,388
Total Liabilities and Shareholders’ Equity	$32,663,784	$30,759,124

#### ####